EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                         XTRANA ANNOUNCES COMPLETION OF
                        THE SALE OF ITS PATENT PORTFOLIO

Broomfield, CO - May 21, 2004 -- XTRANA, Inc. (OTCBB: XTRN) announced today the completion of the previously announced sale of its intellectual property to Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, for $4,000,000 in cash.

Under the terms of the definitive agreement for the transaction, Applied Biosystems purchased all intellectual property of Xtrana, other than trademarks and trade names. These assets include all U.S. and foreign patents, inventions, trade secrets and know-how, and constituted substantially all of the assets of Xtrana. The total consideration of $4,000,000 consists of: (a) a $100,000 cash deposit, which was previously paid to Xtrana, (b) $3,500,000 in cash paid at closing; and (c) $400,000 in cash to be paid 90 days after closing, subject to Xtrana providing certain consulting services as defined in the definitive agreement.

On March 31, 2004, Applied Biosystems delivered the $3,500,000 closing cash payment, and Xtrana delivered its intellectual property rights, into an escrow account pending the final closing of the transaction. On May 14, 2004, following satisfaction of all closing conditions, the $3,500,000 cash payment was released from escrow to Xtrana and Xtrana's intellectual property was released from escrow and assigned to Applied Biosystems.

James Chamberlain, Xtrana's Interim CEO commented, "We are pleased to complete the transaction with Applied Biosystems and look forward to focusing our attention on exploring potential transactions for merging or otherwise joining together with an existing business that could create long-term stockholder value. It is the intention of the Board of Directors to spend a reasonable period of time exploring opportunities to find a merger candidate, and if it is unable to conclude a transaction that it believes would provide long term stockholder value, to propose that the stockholders approve a liquidation of the company."


This Press Release contains forward-looking statements (identified by the words "estimate," "anticipate," "expect," "believe," and similar expressions), which are based upon management's current expectations and speak only as of the date made. These forward-looking statements are subject to risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements and include, but are not limited to, our ability to settle our remaining obligations following the sale of our intellectual property, our ability to find a merger partner, as well as other factors discussed in our last Report on Form 10-KSB.

CONTACT:          Dennis Lineberry
                  Vice President, Finance
                  Xtrana, Inc.
                  (303) 466-4424